EXHIBIT INDEX

99.1	News Release Dated July 23, 2007.

CONTACT:	Connie Hamblin	RELEASE: July 23, 2007
(616) 772—1800

GENTEX REPORTS RECORD SECOND QUARTER RESULTS;
COMPANY SHIPS 100 MILLIONTH MIRROR IN THE SECOND QUARTER

ZEELAND, Michigan, July 23, 2007 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record financial results for the second quarter and six-month periods ended June 30, 2007.  The Company also announced that it reached a milestone in the second quarter of 2007 by shipping its 100 millionth auto-dimming mirror unit.  Approximately 30 million of those units were exterior auto-dimming mirrors.

The Company’s net sales increased by 15 percent from $142.4 million in the second quarter of 2006 to a record $163.5 million in the second quarter of 2007. Current second quarter net income increased by 14 percent to $31.0 million compared with $27.2 million in the second quarter last year. Earnings per diluted share increased by 20 percent to 22 cents in the second quarter of 2007 compared with 18 cents in the second quarter of 2006.

 For the first six months of 2007, net sales increased by 14 percent to $320.7 million compared with $281.4 million in the first six months of 2006.  Net income for the first six months of 2007 increased by 13 percent to $60.5 million compared with $53.6 million in the first six months of 2006.  Earnings per diluted share increased by 21 percent to 42 cents for the first six months of 2007 compared with 35 cents for the same period in calendar 2006.

During the second quarter of 2007, the Company’s quarterly financial results were negatively impacted by approximately $1.4 million (pre-tax) in expenses related to litigation between the Company and K.W. Muth and Muth Mirror Systems LLC.  The litigation, as previously announced, relates to exterior mirrors with turn signal indicators.  The trial is currently taking place in Wisconsin.

“We are pleased that our growth trend continued in the second quarter,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “Mirror unit shipments for the second quarter of 2007 increased by 14 percent, but automotive revenues increased by 16 percent due to a richer mix of European mirror products shipped during the quarter.  For the current quarter, unit shipments in North America increased by six percent.  Increased penetration at certain of our European and Asian automotive customers was the primary factor in achieving a 21 percent increase in our offshore unit shipments.”

Gentex Senior Vice President Enoch Jen said that the Company continues to make good progress in its manufacturing yields, and provided certain guidance for the third quarter and calendar year 2007.

“For the third quarter of 2007, we now expect that our mirror unit shipments and revenues will increase by approximately 10-15 percent over the same prior-year period, based on the current forecast for product mix.  For the balance of 2007, we now also expect percentage increases similar to those expected for the third quarter for both unit shipments and revenues.”

Jen also said that given the current forecast of double-digit growth for the third quarter and remainder of the year, the Company now should have a greater ability to leverage its fixed overhead costs and expects to achieve gross margins that will be similar to the second quarter of 2007 gross margin.  However, he also said that it’s important to note that the third quarter is always a difficult quarter to forecast, due to customer plant summer shutdowns and model year product changeover.  In addition, in the third quarter of 2007, there are additional uncertainties, including vehicle production and sales rates at the domestic automakers in North America as well as the upcoming United Auto Workers contract negotiations.

Jen said that the Company’s current third quarter 2007 forecast is based on CSM’s mid-July forecast for light vehicle production of 3.6 million units for North America, 4.7 million units for Europe and 3.5 million units for Japan and Korea.  The Company's current calendar year 2007 forecast is based on CSM’s 2007 calendar year projection of 15.2 million units for North America, 21.3 million units for Europe and 14.6 million units for Japan and Korea.

Total auto-dimming mirror unit shipments in the second quarter of 2007 were approximately 3.9 million, a 14 percent increase over the same period last year.  Auto-dimming mirror unit shipments increased by 13 percent to 7.7 million for the first six months of 2007, compared with the same prior-year period.

Auto-dimming mirror unit shipments to customers in North America increased by six percent to approximately 1.7 million in the second quarter of 2007 compared with the same quarter last year.  North American light vehicle production was down two percent in the second quarter of 2007 compared with the same period in 2006.  For the first six months of 2007, auto-dimming mirror unit shipments to customers in North America increased by five percent to approximately 3.3 million compared with the same period last year.  North American light vehicle production declined by three percent for the first six months of 2007 compared with the same period in 2006.

Unit shipments to offshore customers increased by 21 percent to approximately 2.2 million in the second quarter of 2007 compared with the same period in 2006. Light vehicle production in Europe, and Japan and Korea, increased by three percent in the second quarter, compared with the same prior year periods.  Automotive revenues increased by 16 percent to $157.2 million in the second quarter of 2007 compared with the same period last year, and increased by 14 percent to $308.3 million for the first six months of 2007.  Fire Protection revenues decreased by one percent to $6.3 million for the second quarter of 2007 compared with the second quarter of 2006, and increased by two percent to $12.4 million for the first six months of 2007, compared with the same period in 2006.

Non-GAAP Financial Measure

The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” [FAS 123(R)]. This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

The Company’s management uses this non-GAAP information internally to help assess performance in the current period versus historical performance (especially prior periods where this non-cash charge was not included). Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s relative market share, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company's filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$163,479,812	$142,391,231	$320,685,794	$281,411,824

Costs and Expenses
Cost of Goods Sold	105,782,966	91,494,753	208,410,186	182,282,638
Engineering, Research & Development	12,446,469	9,962,629	24,722,131	20,121,797
Selling, General & Administrative	8,732,630	7,512,959	17,099,201	15,304,027
Other Expense (Income)	(8,447,283)	(6,678,259)	(17,981,306)	(14,666,670)

Total Costs and Expenses	118,514,782	102,292,082	232,250,212	203,041,792

Income Before Provision for Income Taxes	44,965,030	40,099,149	88,435,582	78,370,032

Provision for Income Taxes	14,008,923	12,863,099	27,981,766	24,762,925

Net Income	$30,956,107	$27,236,050	$60,453,816	$53,607,107

Earnings Per Share
Basic	$0.22	$0.18	$0.42	$0.35
Diluted	$0.22	$0.18	$0.42	$0.35
Weighted Average Shares:
Basic	142,543,923	150,592,680	142,356,126	152,402,407
Diluted	143,477,655	151,044,639	143,047,008	153,176,602

Cash Dividends Declared per Share	$0.095	$0.090	$0.19	$0.18

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	Dec 31,
	2007	2006
ASSETS
Cash and Short-Term Investments	$364,684,039	$328,227,710
Other Current Assets	131,040,411	118,650,384

Total Current Assets	495,724,450	446,878,094

Plant and Equipment - Net	191,969,821	184,134,373
Long-Term Investments and Other Assets	164,824,106	154,015,933

Total Assets	$852,518,377	$785,028,400

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$65,266,670	$57,362,978
Long-Term Debt	0	0
Deferred Income Taxes	26,079,464	24,971,133
Shareholders' Investment	761,172,243	702,694,289

Total Liabilities & Shareholders' Investment	$852,518,377	$785,028,400

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)

	Second Quarter Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Domestic Interior	1,249	1,124	11%	2,426	2,229	9%
Domestic Exterior	455	488	-7%	918	966	-5%
Total Domestic Units	1,704	1,612	6%	3,344	3,195	5%

Foreign Interior	1,557	1,293	20%	3,060	2,560	20%
Foreign Exterior	613	503	22%	1,249	1,046	19%
Total Foreign Units	2,170	1,796	21%	4,309	3,605	20%

Total Interior Mirrors	2,806	2,417	16%	5,486	4,789	15%
Total Exterior Mirrors	1,068	991	8%	2,166	2,011	8%
Total Mirror Units	3,874	3,408	14%	7,653	6,800	13%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF INCOME RECONCILIATION
NON-GAAP MEASURMENT TO GAAP

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$163,479,812	$0	$163,479,812	$142,391,231	$0	$142,391,231	14.8%	14.8%

Costs and Expenses
Cost of Goods Sold	105,782,966	(555,221)	105,227,745	91,494,753	(575,107)	90,919,646	15.6%	15.7%
Engineering, Research & Development	12,446,469	(612,372)	11,834,097	9,962,629	(619,071)	9,343,558	24.9%	26.7%
Selling, General & Administrative	8,732,630	(590,206)	8,142,424	7,512,959	(555,617)	6,957,342	16.2%	17.0%
Other Expense (Income)	(8,447,283)	0	(8,447,283)	(6,678,259)	0	(6,678,259)	26.5%	26.5%

Total Costs and Expenses	118,514,782	(1,757,799)	116,756,983	102,292,082	(1,749,795)	100,542,287	15.9%	16.1%

Income Before Provision for Income Taxes	44,965,030	1,757,799	46,722,829	40,099,149	1,749,795	41,848,944	12.1%	11.6%

Provision for Income Taxes	14,008,923	1,409,077	15,418,000	12,863,099	424,901	13,288,000	8.9%	16.0%

Net Income	$30,956,107	$348,722	$31,304,829	$27,236,050	$1,324,894	$28,560,944	13.7%	9.6%

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$320,685,794	$0	$320,685,794	$281,411,824	$0	$281,411,824	14.0%	14.0%

Costs and Expenses
Cost of Goods Sold	208,410,186	(1,174,418)	207,235,768	182,282,638	(1,117,361)	181,165,277	14.3%	14.4%
Engineering, Research & Development	24,722,131	(1,275,561)	23,446,570	20,121,797	(1,276,781)	18,845,016	22.9%	24.4%
Selling, General & Administrative	17,099,201	(1,101,787)	15,997,414	15,304,027	(1,075,748)	14,228,279	11.7%	12.4%
Other Expense (Income)	(17,981,306)	0	(17,981,306)	(14,666,670)	0	(14,666,670)	22.6%	22.6%

Total Costs and Expenses	232,250,212	(3,551,766)	228,698,446	203,041,792	(3,469,890)	199,571,902	14.4%	14.6%

Income Before Provision for Income Taxes	88,435,582	3,551,766	91,987,348	78,370,032	3,469,890	81,839,922	12.8%	12.4%

Provision for Income Taxes	27,981,766	2,386,234	30,368,000	24,762,925	1,222,075	25,985,000	13.0%	16.9%

Net Income	$60,453,816	$1,165,532	$61,619,348	$53,607,107	$2,247,815	$55,854,922	12.8%	10.3%